Exhibit 10.19

EXECUTIVE LEADERSHIP GROUP AGREEMENT

United Technologies Corporation

This Executive Leadership Group Agreement (the “ELG Agreement”) is entered into between David L. Gitlin (hereinafter the “Executive”) and United Technologies Corporation (“UTC”), a Delaware corporation, with an office and place of business at Hartford, Connecticut (UTC and all its subsidiaries, divisions and affiliates are hereinafter referred to as the “Company”).

The Executive acknowledges receipt of the materials summarizing the United Technologies Corporation’s Executive Leadership Group (“ELG”) Program and the benefits available to the Executive as a member of the ELG, as well as the Executive’s obligations and commitments to the Company as an ELG member. Capitalized terms in this ELG Agreement are defined in Attachment A of the ELG Program materials.

ELG benefits include a restricted stock unit (RSU) retention award, supplemental life insurance, disability benefits, and an annual car allowance.  Following three years of ELG service, the ELG Restricted Stock Unit Retention Award (the “ELG RSU Retention Award”) provides for vesting in the event of a Qualifying Separation. A “Qualifying Separation” means and includes a Mutually Agreeable Termination, a Change in Control Termination, or retirement at age 62 or later.  Vesting is also subject to compliance with ELG Covenants.  The ELG RSU Retention Award will not vest in the case of a Termination for Cause.

While employed and following termination of employment, the Executive agrees to protect and to not disclose Company Information, until such information has become public or is no longer material or relevant to the Company.  While employed and for a two-year period following termination of employment, the Executive agrees to refrain from activities that might reasonably be expected to induce an employee to leave the Company.  In the event of a Qualifying Separation, the Executive will vest in the ELG RSU Retention Award provided the Executive agrees to certain additional commitments to the Company, including a three year non-compete agreement and a waiver of claims arising from or relating to the termination of the Executive’s employment.

ELG membership requires commitment to UTC share ownership guidelines.  The value of an ELG member’s UTC share ownership must equal or exceed three times (3x) annual base salary within five years of appointment to the ELG.

In consideration of the ELG benefits, the Executive hereby commits to membership in the ELG effective November 1, 2013 in accordance with the terms and conditions set forth in this Agreement and as further described in the ELG Program materials.  In consideration of ELG membership, the Executive hereby acknowledges and accepts the obligations and commitments to the Company, including postemployment restrictions and protective covenants as described in this Agreement and the ELG Program materials.  The Company, in turn, agrees to provide ELG benefits to the Executive upon receipt of this signed Agreement in accordance with this Agreement and as described in the ELG Program materials.

/s/ David L. Gitlin
David L. Gitlin
President, Aircraft Systems
UTC Aerospace Systems

November 7, 2013
Date

UNITED TECHNOLOGIES CORPORATION

By	/s/ Elizabeth B. Amato
Elizabeth B. Amato
Senior Vice President, Human Resources &
Organization

11/12/13
Date

Attachment A

Definitions

The following terms shall have the following meanings for purposes of the Executive Leadership Group Program, including all agreements, awards and benefits:

(a)	“Company” means United Technologies Corporation and its subsidiaries, divisions and affiliates.

(b)
“Company Information” means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Company’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interests.

(c)	“Qualifying Separation” means and includes a Mutually Agreeable Termination, a Change- in-Control Termination, or retirement at age 62 or later.

(i)
“Mutually Agreeable Termination” means a decision by the Company, in its sole discretion, to terminate the Executive’s employment with the Company as a result of circumstances described in this paragraph and the Executive’s acknowledgment and agreement that his/her employment will end as a result of such circumstances.  Circumstances that may result in a Mutually Agreeable Termination include management realignment, change in business conditions or priorities, the sale or elimination of the Executive’s business unit or any other change in business circumstances that materially and adversely affects the Executive’s role within the Company or such circumstances that preclude continued employment at the ELG level, in all cases as determined by the Senior Vice President, Human Resources and Organization.  Neither a unilateral voluntary resignation nor a Termination for Cause will constitute a Mutually Agreeable Termination.

(ii)
“Change-in-Control Termination” means either the involuntary termination of the Executive’s employment by the Company (other than a Termination for Cause) or the voluntary resignation by the Executive for Good Reason within 24 months following a Change in-Control.

(A)	“Change-in-Control” shall mean any of the following events:

1.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the Corporation and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or

2.
A change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination for election by the Corporation’s shareowners was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

3.
The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries or a sale or other disposition of substantially all of the assets of the Corporation or a material acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries, (each, a “Business Combination”) if:

a.
the individuals and entities that were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination; or

b.	a Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of stock of the corporation resulting from such Business Combination; or

c.	members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

4.	A complete liquidation or dissolution of the Corporation.

If an Award is determined to be subject to Section 409A of the Code, the payment or settlement of the Award shall accelerate upon a Change-in-Control only if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Corporation’s assets” as defined under Section 409A of the Code. Any adjustment to the Award that does not affect the Award’s status under Section 409A (including, but not limited to, accelerated vesting or adjustment of the amount of the Award) may occur upon a Change-in-Control as defined herein without regard to this paragraph, even if the event does not constitute a Change-in-Control under Section 409A.

(B)	“Good Reason” means voluntary termination of the Executive’s employment within twenty-four (24) months of a Change-in-Control and the occurrence of any one or more of the following:

1.
The assignment of the Executive to a position that is materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including reporting relationships) as an employee of the Company, or a material reduction or change in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect immediately preceding a Change-in-Control;

2.
The Company requires the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s current primary residence than such residence is from the Executive’s current job location, except for required travel on Company business to an extent substantially consistent with the Executive’s business obligations immediately preceding the Change-in-Control;

3.	A reduction by the Company in the Executive’s Base Salary in effect on the date preceding the Change-in-Control;

4.
A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the levels in place during the fiscal year immediately preceding the Change-in-Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive’s position; or

5.	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform its obligations under this Agreement.

(d)
“Termination for Cause” means a decision by the Company to terminate the Executive’s employment for (i) violation of an ELG covenant, (ii) conduct involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other  country, (iii) dishonesty, fraud, self-dealing, or material violations of civil law in the course of fulfilling the Executive’s employment duties; (iv) breach of the Executive’s intellectual property agreement or other written agreement with the Company; or (v) willful misconduct injurious to the Company, as determined by the Committee.